Exhibit 99.2

BAXANO SURGICAL, INC. ANNOUNCES TERMINATION OF ITS NASDAQ LISTING

RALEIGH, N.C. (November 13, 2014) – Baxano Surgical, Inc. (NASDAQ: BAXS) announced today that it is terminating its listing on The Nasdaq Global Market as of the close of business on November 24, 2014. The company has previously received notices from Nasdaq that it has failed to maintain a minimum bid price of $1.00 per share. In light of its current financial condition, the company does not anticipate that it will be able to meet such minimums or continue to meet other Nasdaq listing standards in the future. In addition, the company has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in order to facilitate a going concern sale of the company. Following the termination of its listing on Nasdaq, the company intends to terminate its public reporting obligations under the Exchange Act as soon as possible.

Forward Looking Statements

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements about the anticipated timing of our delisting and deregistration. These statements are based on management’s expectations as of the date of this document and are subject to uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, our ability to complete and maintain our delisting and deregistration in a timely and efficient manner. These and other risks are detailed from time to time in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2013 our quarterly reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 and other periodic reports. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

CONTACT:

Baxano Surgical, Inc.
Ken Reali, President and Chief Executive Officer
919-825-0867